UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 8, 2009

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       Effective June 8, 2009, Jonathan D. Carter, Vice President, Controller and Chief Accounting Officer of Terex Corporation (“Terex” or the “Company”) since January 2006 has accepted a new assignment leading the global finance team of the Company’s Cranes business segment and will no longer be the Company’s Controller and Chief Accounting Officer.

(c)        Effective June 8, 2009, Mark I. Clair has been appointed the Company’s Vice President, Controller and Chief Accounting Officer. Mr. Clair, 49, had been serving as Vice President, Corporate Controller and Chief Accounting Officer of Hexcel Corporation since July 2007. Prior to that, Mr. Clair served as Assistant Controller of Terex from June 2005 to July 2007. From 1988 to June 2005, Mr. Clair held various positions for United States Steel Corporation, including Director—General and Consolidation Accounting from June 2003 through May 2005, and Controller of U.S. Steel’s Minnesota Ore Operations from June 1999 through May 2003. Mr. Clair is a certified public accountant and certified internal auditor.

Mr. Clair is to receive an initial annual base salary of $300,000, which will be reviewed by Terex in accordance with its normal review process, as well as annual bonuses. In accordance with the Company’s previously announced salary reduction program, after three months of employment with the Company, Mr. Clair’s base salary will be reduced by 10% for the remainder of 2009, consistent with other team members. Mr. Clair will be eligible for an incentive bonus with a target set at 50% of his unreduced base salary (pro-rated for partial year participation). For 2009, Mr. Clair will receive a bonus amount of not less than $100,000. Mr. Clair will also receive a one-time start bonus of $35,000 thirty days after his employment with the Company begins, as well as certain other benefits and perquisites.

Subject to compliance with all applicable laws, Mr. Clair will receive an initial grant of shares of Terex common stock worth $300,000, however in no event will the number of shares granted exceed 60,000. All shares will vest ratably over a three year period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2009

TEREX CORPORATION

By: /s/ Phillip C. Widman
Phillip C. Widman
Senior Vice President and
Chief Financial Officer